Exhibit 16.1




November 16, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4 of RGC Resources, Inc.'s Form 8-K dated November 16, 2005, and have the following comments:

1.   We agree with the statements made in the first three paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the fourth and fifth paragraphs.

Yours truly,


s/Deloitte & Touche LLP